Exhibit 10.4

3101 WESTERN AVENUE

OFFICE LEASE

THIS LEASE (the “Lease”) is made this 27th day of January, 2012, by and between SELIG HOLDINGS COMPANY LLC, a Delaware limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor”, and CELL THERAPEUTICS, INC., a Washington corporation, whose address is 501 Elliott Avenue West, Suite 400, Seattle WA 98119, hereinafter referred to as “Lessee”.

1. DESCRIPTION. Lessor in consideration of the agreements contained in this Lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the agreed upon square footage* of 66,045 (hereinafter referred to as “Premises”) situated on the 6th, 7th and 8th floor levels of the 3101 Western Avenue Building (the “Building”) located at 3101 Western Avenue, City of Seattle, State of Washington 98121, the legal description of which is:

Lots 1,2,3 and South Westerly half of Lot 4, Block 3 of William M. Bell’s 7th addition to the City of Seattle, according to plat thereof, recorded in Volume 2 of plats, page 82, records of King County, Washington, together with North Westerly 66’ of block southerly of Bay Street siding Westerly of Western Avenue and Easterly of Elliott Avenue.

The Premises are commonly known as Suites 600, 700 & 800 and are depicted in Exhibit A attached hereto.

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996). The square footage for the above-identified Premises shall not be increased as a result of any remeasurement by Lessor.

Lessor shall not, without Lessee’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, relocate or change the Premises or the location of any of Lessee’s fixtures or equipment during the term of the Lease.

Lessor hereby warrants to Lessee that there are no encumbrances or other third-party agreements to which it is a party affecting the availability of the above-described Premises, or, subject to the terms of this Lease, other leasable portions of the Building.

Lessee shall have the nonexclusive right to use in common with other tenants in the Building the following areas (“Common Areas”) appurtenant to the Premises:

(i) The Building’s common entrances, lobbies, restrooms, elevators, stairways (including the use of internal fire stairways for access between floors) and access ways, loading docks, ramps, drives and platforms and any passageways and service ways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;

(ii) Loading and unloading areas, trash areas, parking areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities appurtenant to the Building.

Lessee acknowledges that it has inspected the Premises and that, by its execution of this lease, accepts the Premises in their “as-is” condition.

2. TERM AND EXISTING LEASE. The term of this Lease shall be for a period of one-hundred twenty (120) months, commencing the earlier of (i) May 1, 2012, or (ii) upon substantial completion (as defined below) of the Work (as defined below), subject to reasonable punchlist items (either, the “Commencement Date”).

In the event the Premises are not ready for occupancy by May 1, 2012, whether occasioned by Lessor or Lessee, the Lease term shall be extended in such a manner as to reflect the delay occasioned by the failure of the Premises to be ready for occupancy. In no event shall Lessor or Lessee be liable for any further damages, except as expressly set forth in this Section 2.

For purposes of this Lease, “substantially complete” and “substantial completion” shall mean the stage in the process of the Work when such work is sufficiently complete in accordance with the provisions of the work letter attached as Exhibit A attached hereto so that Lessee can occupy the Premises for its intended use.

Upon execution of this Lease, but subject to reasonable restrictions imposed by Lessor, Lessee shall have immediate access to the Premises for purposes of completing the Work and installing furniture, telephones, computers and related equipment. In no event, however, shall Lessee begin substantive business operations in the Premises until the Commencement Date.

At the time of this Lease’s execution, Lessee is a subtenant at the 501 Elliott Building (the “Elliott Building”) in Seattle, Washington pursuant to a lease agreement (the “Elliott Building Agreement”) between sublessee and F5 Networks (the “Elliott Building Sublandlord”). The sublease term of the Elliott Building Agreement expires on July 31, 2012 (the “Elliott Building Expiration Date”). From the Commencement Date through the Elliott Building Expiration Date, Lessor shall reimburse Lessee for its regular monthly monetary obligations associated with the space actually occupied by Lessee under the Elliott Building Agreement (such obligations not to include HVAC and other cancellable costs). Lessor’s payment under the provisions of this section shall be credited to Lessee in cash or applied against the rent of the Premises, at Lessor’s option, within thirty (30) days of Lessee’s monthly payments to the Elliott Building Landlord.

Furthermore, if the Premises are not substantially complete by July 31, 2012 as a result of Lessor’s fault (“Lessor Delay”), then, Lessor shall be responsible for Lessee’s additional monetary obligations under the Elliott Building Agreement, including without limitation any holdover rent or other damages for which Lessee is responsible, as a result of holding over after July 31, 2012.

3. RENT. Except as otherwise specifically provided for herein, Lessee covenants and agrees to pay Lessor rent each month (“Monthly Rent”) in advance on the first day of each calendar month. Monthly Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro-rated portion of the rent computed on an annual basis. For the purposes of this Lease, Monthly Rent shall include Lessee’s proportionate share of Operating Services and Real Estate Taxes as more specifically described in Section 19 of this Lease

The Monthly Rent for the first twelve (12) months of the Lease term (“Initial Monthly Rent”) shall be computed at the annual rental rate of $27.00 per rentable square foot; provided, however, Initial Monthly Rent for the first five (5) months of the Lease term is hereby waived and Lessee shall have no obligation to pay Initial Monthly Rent for such five-month period. Lessee acknowledges that, during the 5 month non-payment period, it shall still be responsible for payment to Lessor of all other charges accruing under this lease, including, but not limited to, parking and overtime HVAC.

Beginning on the first day of the 13th month following the Commencement Date, and on the first day of each of the following calendar years, Monthly Rent shall be increased by three percent (3%) over the prior year’s Monthly Rent amount and such revised amount will be exclusive of the charges passed-through to Lessee pursuant to the provisions of Section 19 of this Lease.

4. PRE-PAID RENT. Lessee has this date paid to Lessor (by wire transfer) the sum of $193,891.00, receipt of which is hereby acknowledged. So long as there is no then existing uncured Default, an amount equal to such sum shall be credited on the last month’s rental on the term of this Lease. If not credited on the last month’s rental pursuant to the foregoing sentence, Lessor shall return the foregoing amount to Lessee promptly upon Lessee’s surrender of the Premises in accordance with the provisions of this Lease.

5. USES. Lessee agrees that, except as specifically provided for herein, Lessee will use and occupy said Premises for general office, administrative, storage and related purposes and for no other purposes.

6. RULES AND REGULATIONS. Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations printed on this instrument, or which may be hereafter reasonably promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this Lease; provided, however, in the event of any conflict between any such Rules and Regulations and the terms of this Lease, the terms of this Lease shall control.

7. CARE AND SURRENDER OF PREMISES. Lessee shall take good care of the Premises and shall promptly make all necessary repairs thereto except those required herein to be made by Lessor. At the expiration or sooner termination of this Lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear, the elements, or casualty excepted). Except as specifically provided for herein, and except for fixtures attached to the Premises, Alterations (as defined herein), property of Lessor, and cable or other wiring in the walls or ceiling of the Premises, Lessee shall be responsible for removal of all personal property from the Premises, including, but not limited to, the removal of Lessee’s telephone equipment, signage or any other specialized equipment or personal property placed on the Premises pursuant to the terms of this Lease.. Lessee shall be responsible for repairing any damage to the Premises caused by such removal. If Lessee fails to remove and restore the Premises at Lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all reasonable costs associated therewith. Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Lessee’s personal property remaining in the Premises. In no event shall Lessee be responsible for any hazardous materials in the Premises or the Building unless such materials are initially introduced thereon by Lessee and Lessee shall retain sole responsibility, for handling such materials in accordance with applicable laws.

8. ALTERATIONS. Except for the Work and signage which have been approved by Lessor, Lessee shall not make any alterations or improvements in, or additions to said Premises (collectively, “Alterations”) without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise set forth in this Lease or agreed in writing by the parties, all Alterations shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury. Except for those costs specifically incurred by Lessor in the installation of Alterations, Lessor hereby waives the right to receive any fee in connection with the approval or installation of the Alterations.

9. RESTRICTIONS. Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to unreasonably disturb any other tenant or occupant of any part of said Building. Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises as a result of Lessee’s specific use of the Premises.

The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the Building.

10. WEIGHT RESTRICTIONS. Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the reasonable discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11. SIGN RESTRICTION. Except as specifically provided for herein or otherwise agreed in writing by the parties, no sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor. Such approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall provide, at Lessor’s sole expense, signage on a reader board in the Building’s main lobby and on all floors partially occupied by Lessee identifying Lessee. If Lessee is the sole occupant of any Building floor, then Lessor shall not provide such signage. Lessee, at its sole expense, and subject to Lessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, may install and maintain exterior “eyebrow” signage on the Building. Such signage: (i) shall comply with all applicable governmental codes and regulations; (ii) shall be perpendicular to Western Avenue and shall not be placed upon the Building’s south side; and (iii) shall be the sole monument signage on the Building’s exterior. Lessor hereby approves the signage plan attached hereto as Exhibit C.

12. LOCKS. After the Work, no additional locks shall be placed upon any doors of the Premises without prior notification to Lessor. Keys will be furnished to each door lock. At the termination of the Lease, Lessee shall surrender all keys to the Premises whether paid for or not.

13. KEY. Lessor, its janitor, engineer or other agents may retain a pass key to said Premises to enable it to access the Premises from time to time with reference to any emergency, daily janitorial services, or to the general maintenance of said Premises; provided that Lessor shall be responsible for all acts or omissions of itself, its janitor, engineer or other agents while on the Premises to the extent such acts or omissions cause any damage, loss, cost or expense to Lessee.

14. TELEPHONE SERVICE. If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted.

15. SERVICES. Lessor shall maintain the Premises and the public and common areas of Building, such as lobbies, stairs, corridor and restrooms, in a manner consistent with other similar Class A office buildings except for damage in excess of ordinary wear and tear occasioned by the act of Lessee.

Lessor shall furnish the Premises with electricity for lighting and operation of low power usage office machines, heat, normal office air-conditioning, and elevator services, 24 hours per day, 7 days per week. Any additional electrical requirements, such as air-conditioning units for computer centers, shall be installed and maintained at Lessee’s expense. Lessee shall pay all utility charges associated with such additional electrical requirements. Any costs associated with measuring such utility charges, and maintenance of the equipment associated therewith, shall be paid by Lessee. Lessor shall provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing at least four (4) times per year, and janitor service consisting of five (5) days per week excluding holidays, all of which shall be performed all in a manner suitable for Class A office space.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever, except to the extent due to Lessor’s gross negligence or willful misconduct. No temporary interruption or failure of such services incident to the making of repairs or due to accidents or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder.

Lessee’s employees shall have full access to the Building’s upper parking level fitness center during normal business hours of 6:00 am to 8:00 pm Monday through Friday. Lessee shall indemnify and hold harmless Lessor from any claim, liability or suit, including attorney’s fees on behalf of any person, persons, corporations and or firm for any injuries or damages occurring in or about the fitness center where said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessee and/or by Lessee’s agents, employees, servants, customers or clients. Notwithstanding the foregoing, Lessee shall not be liable for any such injury or damages to the extent that they are they are caused or partially caused by the ordinary or gross negligence or intentional act of the Lessor and/or by Lessor’s agents, employees, servants, customer or clients.

In the event Lessor has not performed its obligations pursuant to the terms of this Lease or if Lessee is otherwise dissatisfied with the service of the Building or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building. Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in Lessor’s judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in Lessor’s judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein. All rules and regulations shall be enforced against all tenants in a uniform and non-discriminatory manner.

16. SOLICITORS. Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17. FLOOR PLAN. Lessor hereby approves the floor plan and specifications dated December 16, 2011 prepared by JPC Architects and attached hereto as Exhibit A. Lessee may modify such floor plan and specifications subject to Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

18. ASSIGNMENT. Lessee will not assign this Lease, or sublet all or any portion of the Premises (collectively, “Convey”) without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Lease, this Lease may be Conveyed without Lessor’s prior consent to an affiliate, wholly-owned subsidiary or parent company of Lessee, or to the entity with which or into which Lessee may merge or consolidate, whether or not Lessee is the survivor of such merger (collectively, “Conveyee”), provided: (i) Lessee shall give Lessor written notice of such Conveyance; (ii) the Conveyee is of a character and quality similar to other tenants in the Building or in other class A office buildings of similar size, age and quality in the downtown and lower Queen Anne areas of Seattle, Washington; and (iii) the Conveyee has the financial net worth to enable it to meet its obligations under this Lease. In the event any written consent is given, no other or subsequent Conveyance shall be made without the previous written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.

19. OPERATING SERVICES AND REAL ESTATE TAXES. The Initial Monthly Rent described in Section 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the lease term, “Base Year Costs”, and Lessee shall not be responsible for the payment of Lessee’s proportionate share of increases in Operating Services and Real Estate Taxes until the commencement of the 13th month of the Lease term (i.e., if the lease term commences May 1, 2012, Lessee shall not be responsible for any amounts in addition to Initial Monthly Rent until May 1, 2013, and so Lessee’s proportionate share of any increases in Operating Services and Real Estate Taxes in calendar year 2013 shall be pro-rated based on the number of days in 2013 after the commencement of such 13th month of the Lease term). Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis. Notwithstanding the foregoing, increases in each individual Controllable Expense shall be limited to a maximum upward adjustment of three percent (3%) per year. In the event that the increase in a Controllable Expense is more than 3% for any one year, Lessor shall be entitled to carry over the amount in excess of 3% to any future year in the Lease term in which that Controllable Expense has less than a 3% increase. For an example of these calculations, see Exhibit D attached hereto.

DEFINITIONS

Base Year

For computing the Base Year Costs, the base year shall be the calendar year 2012.

Comparison Year

The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.

Controllable Expenses

“Controllable Expenses” shall mean all charges involved in determining Operating Services except for: (i) real estate taxes; (ii) a commercial general liability insurance policy and insurance covering the loss of, or damage to, the Building; (iii) costs associated with removal of Lessee’s property from the Premises after termination of this Lease; and (iv) utilities.

Operating Services

“Operating Services” include, but are not limited to, the reasonable charges incurred by Lessor for: Building operation salaries, benefits, reasonable management fee (not to exceed 5% of gross income for the Building), insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the use and operation of the premises. Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles). Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i) real estate taxes;

(ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);

(iv) damage and repairs attributable to fire or other casualty;

(v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;

(vi) executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;

(vii) Lessor’s general overhead expenses not related to the Building;

(viii) legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof;

(ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;

(x) costs incurred due to a violation by Lessor or any other tenant of the Building of the terms and conditions of a lease;

(xi) cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii) costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority;

(xiii) Building management fees in excess of the management fees specified hereinabove;

(xiv) Intentionally deleted;

(xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi) rent called for under any ground lease or master lease;

(xvii) the tenant improvement allowance provided by Lessor to Lessee pursuant to the terms of this Lease; or benefiting any other tenant in the Building; and

(xviii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building.

(xix) costs incurred in operating, maintaining, and repairing any retail facility;

(xx) increases in insurance premiums to the extent caused by other tenants;

(xxi) any insurance deductibles;

(xxii) impact fees, traffic mitigation payments or other expenses assessed by any governmental authority in connection with designing, permitting or developing the Building;

(xxiii) costs of relocating any tenant;

(xxiv) any costs of the initial construction and initial landscaping of the Building or the build-out required for Lessee by the terms of this lease;

(xxv) cost of acquiring or securing, sculptures, paintings and other works of art located in the Building’s Common Areas;

(xxvi) charitable or political contributions;

(xxvii) costs incurred as a result of Lessor’s negligence;

(xxviii) costs of a capital nature (including amortization and interest payments and depreciation of any type), including but not limited to acquisition, construction or installation costs of capital improvements, equipment, replacements, alterations and additions, even if such costs were incurred in connection with matters which are reasonably intended to reduce Operating Services for the Building or were required by any governmental authority having jurisdiction under any governmental law or regulation;

(xxix) depreciation, amortization and interest;

(xxx) all items and services for which Lessee or any other Lessee in the Building is required to reimburse Lessor (other than through Lessee’s Pro Rata Share or any other Lessee’s share of Operating Services);

(xxxi) the cost of any work or services performed for any tenant (including Lessee) at such Lessee’s cost; and

(xxxii) fines, penalties, or other liabilities imposed for violation of law, or regulation or court order

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy and if Operating Services for Comparison Years include categories of expenses not included in the Base Year, Operating Services for the Base Year shall be adjusted as if comparable expenses had been incurred in the Base Year.

Notwithstanding anything set forth above, controllable costs of Operating Services (meaning all Operating Services other than utilities, taxes and insurance premiums) shall not increase by more than five percent (5%) per year on a cumulative basis over the term.

Real Estate Taxes

Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year. Real Estate Taxes shall be a separate category and shall be treated as such.

Proportionate Basis

Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building in which the leased Premises are located (187,075/RSF).

Computation of Adjustments to Base Year Costs

Commencing with calendar year 2013, Lessor will provide Lessee with its estimate of Lessee’s proportionate share of any increases in Base Year Costs for such calendar year based on a review of historical data. Commencing with the 13th month of the Lease term, and the 1st month of any calendar year thereafter, Lessee will pay with its Monthly Rent such monthly estimated amount of Lessee’s proportionate share of any increases in Base Year Costs for such calendar year. If Lessor has not provided an updated estimate of Lessee’s proportionate share of increases in Base Year Costs at the time any calendar year commences, Lessee shall continue to make estimated payments at the same rate as the prior year until Lessor provides a new estimated amount to Lessee. Lessee shall be responsible for any increase between Lessee‘s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs, subject to the proration of such increases in 2013 as provided above. The increase shall be the increase to each expense individually. As provided above, these costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed. Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted to the greater of actual occupancy or 95% occupancy, then Lessor shall provide a written statement of same to Lessee together with reasonable back-up documentation and Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs in a lump sum payment within sixty (60) days of Lessee’s receipt of Lessor’s statement, unless Lessee disagrees with Lessor’s written statement. If Lessee disagrees with Lessor’s written statement and objects within 60 days of Lessee’s receipt of such statement, Lessee shall have the right to review Lessor’s calculation of the Operating Services and Real Estate Taxes for the Comparison Year to which such statement applies. Within a reasonable time after receiving Lessee’s objection, Lessor shall deliver to Lessee, or make available for inspection at a location reasonably designated by Lessor, copies of such records. Within 60 days after such records are made available to Lessee (the “Objection Period”), Lessee may deliver to Lessor notice (an “Objection Notice”) stating with reasonable specificity any objections to Lessor’s determination of Operating Services or Real Estate Taxes, in which event Lessor and Lessee shall work together in good faith to resolve Lessee’s objections. Lessee shall be responsible for all costs of such review unless it is determined that Lessor has overstated Lessee’s share of Operating Services and Real Estate Taxes by more than five percent (5%), in which event Lessor shall reimburse Lessee for the reasonable costs incurred by Lessee for such review within thirty (30) days of Lessee’s written demand therefore.

Upon termination of this Lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the Lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.

For an example, see Exhibit B attached hereto.

20. ADDITIONAL TAXES OR ASSESSMENTS. Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the Premises other than federal or state income taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21. LATE PAYMENTS.

Any payment required to be made pursuant to this Lease, not made within five (5) days after the date the same is due shall bear interest at a rate equal to the lesser of (i) 8%, or (ii) three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor (“Interest Rate”).

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late.

22. RISK. All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk. Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Lessee shall keep in force throughout the term of this Lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force. Lessor shall maintain throughout the term of this Lease casualty insurance for the full replacement cost of the Building.

23. INDEMNIFICATION. Lessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto to the extent said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessee and/or by Lessee’s agents, employees, servants, customers or clients. Lessor will defend, indemnify and hold harmless Lessee from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto to the extent said damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessor and/or by Lessor’s agents, employees, servants, customers or clients.

24. WAIVER OF SUBROGATION. Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise. All policies of insurance carried by either party shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss.

25. SUBORDINATION. This Lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part provided Lessee’s quiet enjoyment of the Premises shall not be disturbed so long as Lessee is not in default under this Lease, beyond any applicable notice and cure period. Lessee agrees to execute at no expense to the Lessee, any commercially reasonable instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this lease to any such mortgage or deed of trust. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust, provided such instrument include non-disturbance and attornment provisions reasonably acceptable to Lessee made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor. Lessee agrees to execute, at no expense to Lessee, any commercially reasonable estoppel certificate to further effect the provisions of this paragraph.

26. CASUALTY, In the event the Premises or the Building is destroyed or injured by fire, earthquake or other casualty to the extent that more than one-third (1/3) of the Premises are untenantable, then Lessee may terminate this Lease by providing written notice thereof to Lessor within thirty (30) days following such casualty. If Lessee does not terminate this Lease pursuant to the foregoing sentence, Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within thirty (30) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder. Notwithstanding the foregoing, Lessor shall be obligated to restore any casualty loss required to be insured against hereunder if such restoration can be completed in less than one-hundred twenty (120) days. If any damage is not substantially restored within 120 days following the casualty and Lessee cannot reasonably conduct its business in any material portion of the Premises in accordance with its usual business operations, Lessee shall have the right to terminate this Lease.

27. INSOLVENCY. If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt and not dismissed within sixty (60) days, then Lessor may at Lessor’s option terminate this Lease. Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination. As an alternative to exercising his right to terminate this lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this lease.

28. DEFAULT, If this Lease is terminated in accordance with any of the terms herein (with the exception of Paragraph 27), or if Lessee vacates or abandons the Premises or if Lessee shall fail at any time to keep or perform any of the covenants or conditions of this Lease and does not cure such failure within 5 business days following written notice from Lessor with respect to any monetary obligation or within thirty (30) days following written notice from Lessee with respect to any non-monetary obligation (or such longer period of time if such failure is not susceptible of cure within such 30-day period so long as Lessee commences such cure and diligently pursues the same to completion), then, and in any of such events Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee. In such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary) and Lessor may terminate this Lease. The termination of this Lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein. In the event this Lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this Lease and Lessor relets all or a portion of the

Premises, Lessee shall be liable to Lessor for a pro rata portion of all the reasonable costs of reletting, including reasonable and necessary renovation and alteration of the leased Premises with such pro rata portion to be calculated based on the percentage of the lease term remaining as of the date of such termination or relet. Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss that could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank situated nearest to the Premises, plus one percent (1%); provided, however, in all events Lessor shall have a duty to take reasonable efforts to mitigate its losses. Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease. Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.

29. BINDING EFFECT. The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference. It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

30. HOLDING OVER. Unless otherwise agreed by the parties in writing, if Lessee holds possession of the Premises after expiration of the term of this lease, Lessee shall be deemed to be a mo nth-to-month tenant upon the same terms and conditions as contained herein, except rent which shall be revised to reflect the then current market rate. During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises. Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice.

31. ATTORNEY’S FEES. If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

32. NO REPRESENTATIONS. The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

33. QUIET ENJOYMENT. So long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.

34. RECORDATION. Lessee shall not record this lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.

35. MUTUAL PREPARATION OF LEASE. It is acknowledged and agreed that this lease was prepared mutually by both parties. In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.

36. GOVERNING LAW. This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

37. SPACE POCKET. Except as specifically provided for herein, Lessee shall have the option to designate up to 5,000 rentable square feet of the Premises as a space pocket (the “Pocketed Areas”). The Pocketed Areas may be comprised of space located in various areas throughout the Premises. Lessee shall not initially pay rent on the Pocketed Areas, but the Pocketed Areas will expire, as such space is identified by Tenant, upon the first to occur of (i) the commencement of month 15 of the Lease term, or (ii) actual use thereof. The five (5) months of free rent described in section 3 of this Lease shall not apply to the Pocketed Areas’ non-payment period. Once a Pocketed Area is occupied, it may not thereafter be re-pocketed. Notwithstanding the foregoing, if Lessee exercises its 5th Floor FRL (as described in Section 38), Lessee’s right to designate then-current or prospective Pocketed Areas is immediately and irrevocably terminated.

38. FIRST RIGHT TO LEASE. During the Lease term, Lessee shall have an ongoing first right to lease all, but not less than all, any then-available space on the Building’s fifth (5th) floor on the same terms as provided in this Lease (the “5th Floor FRL”). Lessor shall notify Lessee in writing when space becomes vacant or otherwise available on the 5th floor. Lessee shall have ten (10) business days after receipt of Lessor’s written notice to elect to lease said space (on the same terms of this Lease) by providing Lessor written notice of Lessee’s exercise of its 5th Floor FRL. If Lessee does not timely exercise its 5th Floor FRL as provided herein, Lessor may proceed to lease such space to third parties. The five (5) months of free rent described in section 3 of this Lease shall not apply to any space leased pursuant to the 5th Floor FRL.

Lessor shall not offer to rent any available space on the Building’s 5th floor to any potential tenant prior to August 1, 2012.

39. PARKING. Lessee shall have the ongoing right, but not the obligation, to lease two (2) parking passes per 1,000 rentable square feet of leased space in the Building’s parking facilities. Lessee shall have the option to designate up to eight (8) of the Building’s garage parking stalls as reserved stalls. Lessee shall also have the option to designate up to four (4) of the Building’s outside parking stalls as reserved stalls. The charge for such parking passes associated with the reserved stalls shall be the prevailing market rate for reserved stall, but in no event shall be less than $175 per month. The charge for such parking passes associated with unreserved stalls shall also be the market rate for unreserved stalls, but in no event less than $155 per month. The market rate for passes shall be determined as of the first day of each calendar year by Lessor in its reasonable discretion. Parking rates shall include all taxes following the Commencement Date. Lessee’s initial identification of the number of parking passes it requires shall be made no later than the Commencement Date.

While the Work is being conducted, but no later than the Commencement Date, Lessor shall provide Lessee’s general contractor, at no cost to Lessee, with six (6) interior parking stalls in the Building’s garage.

40. ACCESS AND SECURITY. The Building shall be fully accessible to Lessee and the general public between the hours of 6:00 am to 6:00 pm (Pacific Time), Monday through Friday (with the exception of the following observed national holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day) (the “Standard Building Hours”). Outside of Standard Building Hours, the Building may be accessed twenty-four (24) hours a day by any of the following means: (i) passkey;, (ii) passcard; (iii) contacting Lessor’s security personnel; or (iv) contacting Lessor’s after-hours administrator. Lessor’s security personnel will at all times patrol the Building. Lessee, at Lessee’s option, but subject to Lessor prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, may install, maintain and operate, at Lessee’s sole cost and expense, a security system upon the Premises, including, but not limited to, a card access security system. Lessee shall provide Lessor’s security personnel full and complete access to the Premises for purposes of monitoring and securing such space. In addition, Lessee shall provide Lessor’s janitorial staff with full and complete access to the Premises for purposes of providing the Premises with the janitorial service described in section 15 of this Lease.

41. RENEWAL OPTION. Lessee shall have two (2) five (5) year options to extend the Term of this Lease for a portion of or the entire Premises upon the terms and conditions of this Lease (each, a “Renewal Term”). The Monthly Rent for a Renewal Term will be the fair market value (the “Market Rent”) for comparable space in comparable buildings in the surrounding area (the “Market Area”). Lessee shall exercise said options by written notice to Lessor given at least nine (9) months but no more than twelve (12) months prior to the expiration of the then existing Term (the “Lessee Extension Notice”). The Market Rent and the applicable Monthly Rent for the Renewal Term shall be established as follows: (i) within thirty (30) days after receipt of the Lessee Extension Notice, Lessor shall send Lessee written notice (“Lessor’s Renewal Rent Notice”) with Lessor’s reasonable determination of Market Rent and the applicable Monthly Rent for the applicable Renewal Term; and (ii) within thirty (30) days after receipt of Lessor’s Renewal Rent Notice, Lessee and Lessor shall negotiate in good faith an amount to be the applicable Monthly Rent for such Renewal Term. If Lessor and Lessee cannot agree on such applicable Monthly Rent within said 30 day period, and Lessee still desires to pursue a Renewal Term, then the Market Rent and allowances shall be determined by arbitration in the following manner:

(a) Lessor and Lessee shall each appoint one qualified real estate broker, who shall be a recognized real estate broker with at least ten (10) years experience in the valuation of rental office properties in the Market Area similar to the Building. Each such broker shall be appointed within fifteen (15) days after the expiration of the 30-day mutual agreement period described above.

(b) The two brokers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed broker agree upon and appoint a third broker who shall be qualified under the same criteria set forth above to qualify the initial two brokers. The parties shall pay the fees of their respective brokers (except as set forth in sub-section (e), below) and shall share equally in the fees of the third appointed broker.

(c) The three brokers shall within thirty (30) days of the appointment of the third broker reach a decision on the applicable prevailing market rent and notify Lessor and Lessee thereof.

(d) The decision of the majority of the three brokers shall be binding upon Lessor and Lessee. Failure of the majority of said brokers to reach an agreement shall result in the Market Rent being determined by averaging the appraisal of each broker, ignoring for purpose of such averaging any portion of the high and low appraisal which is more than 10 percent (10%) in excess of the middle appraisal.

(e) If either Lessor or Lessee fails to appoint a broker within the time period in sub-section (a), above, the broker appointed by one of them shall reach a decision, notify Lessor and Lessee thereof, and such broker’s decision shall be binding upon Lessor and Lessee. The fee of such appointed broker shall be paid by a party that failed to appoint its own broker.

(f) If the two brokers fail to agree upon and appoint a third broker, they shall each establish their own opinion as to the prevailing market rent and the average of the two rents shall become the Market Rent and allowances for purposes of determining the applicable Monthly Rent for the Renewal Term.

42. RIGHT OF FIRST REFUSAL. Without limiting Lessee’s rights pursuant to Paragraph 38, Lessor hereby grants Lessee a continuing right of first refusal to lease the entirety of the third (3rd), fifth (5th) or “C” floors of the Building (any, the “ROFR Space”) which is currently available or later becomes available during the Term and any extension thereof (the “Right of First Refusal”). If Lessor receives a bona-fide good-faith offer from a prospective tenant (a “Prospective Tenant”) to lease the ROFR Space, Lessor shall give written notice to Lessee (the “ROFR Notice”) within five (5) days of the third-party offer. Lessee shall have ten (10) business days from the receipt of the ROFR Notice to exercise, in writing to the Lessor, the Right of First Refusal. If Lessee fails to notify Lessor of its intent to exercise the Right of First Refusal within the time frame described herein, Lessee shall be deemed to have waived the Right of First Refusal with respect to that prospective tenant’s offer. If Lessee exercises the Right of First Refusal, Lessee shall be required to lease the ROFR Space. If Lessee exercises its Right of First Refusal for any ROFR Space during the first twenty-four (24) months of the Lease term, the lease of the ROFR Space shall be on the same terms and conditions as set forth in this Lease. If Lessee exercises its Right of First Refusal for any ROFR Space after the first twenty four (24) months of the Lease term, the Monthly Rent and allowances for the ROFR Space shall be the fair market value for comparable space in comparable office buildings in the surrounding area.

Lessee’s rent for the ROFR Space shall commence when such space is available for occupancy or upon the substantial completion of the mutually agreed-upon improvements of such space (excepting any minor punch-list items), subject to a reasonable and mutually agreed upon schedule for completion of such improvements. The costs for the improvements to the ROFR Space shall be mutually agreed upon by the parties hereto.

In the event the parties cannot agree on the Monthly Rent and allowances fair market value described in this Section, they shall agree to establish such rent by the method of arbitration described in Section 41.

Lessee shall not have the right to exercise the Right of First Refusal at any time that it is in default under the terms and conditions of this Lease.

43. ROOF DECK. Subject to Lessor’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and so long as such work or use does not materially increase the rate of any insurance maintained by Lessor on the Building, Lessee shall have right to install on the roof of the Building a deck for Lessee’s exclusive use (the “Deck”) in accordance with the provisions of this section. The Deck shall be installed and maintained at Lessee’s sole cost and expense. Lessee shall submit drawings, specifications, and installation data for the Deck to Lessor for its approval prior to installation.

Installation of the Deck shall be accomplished under the direct supervision of Lessor. Use of the Deck shall be for Lessee’s exclusive use in accordance with reasonable rules and regulations prescribed by Lessor.

Lessee shall make no penetration of the Building’s roof during installation or removal of the Deck without the prior written consent of Lessor. Lessee shall be responsible for the cost of repairing all damages to the Building and the Lessor’s property caused by the installation, operation, repair or removal of the Deck, except to the extent caused by Lessor, its agents or employees. Furthermore, in the event Lessor determines that the Building roof must be repaired or resealed as a direct or indirect result of the installation, maintenance, repair or removal of the Deck, except to the extent cause by Lessor, its agents or employees, all such repairing and/or resealing shall be performed by Lessor’s designated contractor at Lessee’s sole cost and expense.

Except as otherwise specifically agreed to in writing by Lessor and Lessee, upon termination of this lease, Lessee, at its sole cost and expense, shall at the request of Lessor remove the Deck from the Building’s roof, subject to the provisions of this section. Removal of the Deck shall be done in a manner reasonably satisfactory to Lessor.

Lessee, at its sole cost and expense, shall obtain and maintain all necessary governmental approvals, licenses and permits required to use the Deck, which use shall not interfere with the quiet enjoyment of any other tenants of the Building.

Lessee agrees that Lessor shall have the right to install and to grant others the right to install transmitting equipment, satellite dishes, antennae, and similar equipment on the Building’s roof, so long as neither the installation nor operation of such equipment materially interferes with the use of the Deck.

44. EARLY TERMINATION. Without limiting any other provisions set forth herein, Lessee shall have the one-time right and option to cancel and terminate this Lease effective as of the expiration of the fifth (5th) year of the Lease term by giving Lessor no less than twelve (12) months prior written notice and paying to Lessor a termination charge calculated as follows (i) the unamortized portion of tenant improvements and leasing commissions, plus (ii) three (3) months of rent on the then existing Premises at an annual rate of $30.38 per rentable square feet, such payment to be made to Lessor no later than one-hundred twenty (120) days prior to the effective Lease termination date.

45. HAZARDOUS SUBSTANCES. Lessor represents and warrants that to the best of its knowledge the Premises contain no Hazardous Substances (as hereinafter defined). Upon the execution of this Lease, if Lessor or Lessee subsequently discovers the existence of Hazardous Substances upon the Premises, Lessor and Lessee shall disclose to each other this material fact and act within full compliance of all applicable laws, regulations and safety practices governing Hazardous Substances; provided, however, that Lessee shall only be required to conduct such discovery efforts as are normally and reasonably required of a tenant in a commercial office building. Lessor and Lessee further mutually agree that in any and all causes of action and/or claims or third-party claims arising under the terms, activities, use and/or operations of this Lease, each party shall be responsible, to the extent of each party’s comparative fault in causing the alleged damages or injuries. Each party agrees to indemnify, defend and hold each other harmless, including the employees, agents and invitees with respect to each, from and against any and all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs, asserted against either party by a third party, including, without limitation, any agency or instrumentality of federal, state or local governments for loss of use of property, clean-up activities (including, but not limited to, investigation, study, response, remedial action, or removal), fines or penalties arising out of or relating to the presence, release, or threat of release of a Hazardous Substance existing or emanating from the Premises to the extent of each party’s negligence. Lessor’s and Lessee’s obligations under this paragraph shall survive of the expiration or other termination of this Lease.

For purposes of this Lease, “Hazardous Substances” shall mean:

a. Any toxic substances or waste, sewage, petroleum products, radioactive substances, medicinal, bacteriological, or disease-producing substances; or

b. Any dangerous waste, hazardous waste, or hazardous substance as defined in:

i. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42. U.S.C.);

ii. The Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C.); and

iii. The Washington Model Toxics Control Act, as now or hereafter amended (RCW Ch.’s 70.105, 70.105A and 70.105D); or

c. Any pollutants, contaminants or substances, as defined above, posing a danger or threat to public health or welfare, or to the environment, which are regulated or controlled by any federal, state or local law or regulation, as now or hereafter amended.

46. BROKERS. Lessor and Lessee each warrant and represent to the other that the only broker they have dealt with is CBRE (the “Broker”) and that the Broker has represented the Lessee in this transaction. The Broker’s commissions and fees shall be paid by Lessor pursuant to the terms of that certain commission agreement entered into by Lessee and Broker and dated September 15, 2011 and signed by Lessor September 23, 2011 (the “Commission Agreement”). Lessor’s and Broker’s obligations and rights under this section are subject to, and will be controlled by, the provisions of the Commission Agreement. Lessor shall indemnify, defend and hold Lessee harmless from any and all claims for commissions or fees claimed by any third party arising out of this Lease, including without limitation, any commission or fee owed to Broker.

47. CONFIDENTIALITY OF LEASE AND LEASE MATTERS. Except as may be otherwise expressly agreed in writing by Lessor and Lessee, neither Lessor nor Lessee will issue any press release, or make any other announcement or statement to any news media, regarding this Lease or the negotiation of its terms. Each of Lessor and Lessee agrees that the terms and conditions of this Lease and details regarding its negotiations are and shall remain confidential between Lessor and Lessee, except, however, that (i) Lessor and Lessee shall each have the a right to disclose this Lease and its terms to any lender (or potential lender) or to a purchaser (or potential purchaser) of its interest in the Premises, and to its respective legal counsel, accountants and other financial advisors or analysts, who have a need to know and have agreed to the foregoing limits on use and confidentiality, (ii) each of Lessor and Lessee shall have the right to make such disclosures concerning this Lease and its terms as may be required by securities and other laws, or by governmental regulations, requirements or order, but only to the extent required for compliance, and (iii) each of Lessor and Lessee shall have the right to make such disclosures concerning this Lease and its terms as may be necessary in order to establish or assert its rights under this Lease. The provisions of this section 47 shall survive the termination of this Lease.

48. LESSOR DEFAULT. Except as otherwise specifically provided for herein, Lessor’s failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements or provisions of this lease required to be done, observed, kept or performed by Lessor, for a period greater than thirty (30) days after written notice by Lessee to Lessor of said failure (except if the nature of Lessor’s obligation is such that more than sixty (60) days are required for its performance, then Lessor shall not be deemed in default if it commences performance within the sixty (60) day period and thereafter diligently pursues the cure to completion), shall be deemed a default by Lessor and a material breach of the lease. In the event of any Lessor default, Lessee may, at its option, with or without further notice or demand of any kind to Lessor or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (i) remedy such default or breach and deduct the reasonable costs including but not limited to, attorney fees thereof from the installments of rent next falling due; (ii) pursue the remedy of specific performance; and/or (iii) terminate this lease if such default prevents Lessee to conduct business operations in the Premises. Nothing contained in this Lease shall relieve Lessor of any duty provided for herein to effect repair, replacement, correction or maintenance as required under the terms of this Lease, nor shall Lessor be relieved of any obligation provided for herein to restore affected services or utilities, and this Section 48 shall not be construed to obligate Lessee to undertake any such action.

49. FURNITURE. The Building’s 6th and 7th floors contain various items of furniture, including cubicles and board room furniture. The Building’s 8th floor also contains cubicles, chairs, tables, and various pieces of meeting room furniture. By execution of this Lease, Lessor hereby conveys ownership of such cubicles, chairs, tables and meeting and board room furniture to Lessee.

50. SUBORDINATION. Following execution of this Lease, Lessor shall endeavor to obtain from its primary mortgage lender a subordination, non-disturbance and attornment agreement (“SNDA”) in such lender’s standard form and containing provisions reasonably acceptable to Lessee.

51. STORAGE. In addition to the Premises, Lessee agrees to lease from Lessor, and Lessor agrees to lease to Lessee during the term of this Lease, approximately 1,200 rentable square feet of space (the “IT/Storage Space”) on floor C of the Building as shown on the floor plan included in Exhibit A. The actual square footage of the IT/Storage Space shall be based upon a remeasurement of such space to be mutually and reasonably agreed upon by Lessor and Lessee prior to the Commencement Date. Lessee accepts the IT/Storage Space on a “turn-key” basis at Lessor’s sole cost and expense in accordance with the space plan and work letter attached hereto at Exhibit A. Lessee covenants and agrees to pay Lessor rent for the IT/Storage Space each month in advance on the first day of each calendar month. Rent for the IT/Storage Space shall be computed at the annual rental rate of $15.00 per rentable square foot. Such rent for any fractional calendar month, at the beginning or end of the term, or as otherwise appropriate, shall be the pro-rated portion of the rent computed on an annual basis. Except as specifically provided for herein, Lessee shall use the IT/Storage Space exclusively for: (i) the storage of records, personal property and other items normally and reasonably used in a commercial office setting; and (ii) a computer center. If during the term of this Lease, Lessee uses the IT/Storage Space for any use other than described herein, a Conversion Date (as defined below) will be deemed to occur upon the first date of such new use. During the term of this Lease, Lessee shall have the ongoing right to convert the IT/Storage Space from such use to use for general office purposes. Lessee shall notify Lessor in writing of such conversion at least thirty (30) but no more than forty (40) days prior to the intended date of such conversion (the “Conversion Date”). Lessee shall not make any improvements to the IT/Storage Space prior to the Conversion Date. All costs associated with improvements to the IT/Storage Space after the Conversion Date shall be paid solely by Lessee and shall be subject to the provisions of Section 8 of this Lease. Once converted to use as office space as provided for herein, Lessee shall have no right to change the use of the IT/Storage Space back to its prior use. After the Conversion Date, Lessee shall pay (i) rent on the IT/Storage Space consistent with the rental rates described in Section 3 of this Lease, and (ii) increases in Base Year Costs consistent with the provisions of Section 19 and the Definitions section of this Lease, including the use of 2012 as the Base Year.

52. COSTS, ALLOWANCES AND FEES. Lessor will reimburse Lessee for Lessee’s reasonable moving expenses, at an amount not to exceed THREE DOLLARS ($3.00) per rentable square foot.

Lessor shall reimburse Lessee for reasonable amounts paid to JPC Architects for the initial space plan, two (2) revisions of such plan, and MEP and structural engineering documents.

Lessor may charge Lessee a processing fee for any required initial permit application to a governmental agency associated with the Work; provided, however, that such fee shall be limited to $300.00 for each such application. If any amendment to such initial permit application is required to be submitted, Lessor may charge Lessee a processing fee for such amended submittal; provided, however, that such fee shall be limited to $90.00 for each such submittal.

53. TENANT IMPROVEMENT ALLOWANCE. Improvements to the Premises and the IT/Storage Space (the “Work”) will be completed in accordance with mutually agreed-upon working drawings prepared by JPC Architects and by GLY, selected by Lessee. Lessee will be provided an allowance of $50.00 per rentable square foot (based on 66,045 RSF) of the entire existing Premises. Lessee will also be provided an allowance of $27.50 per rentable square foot of the finally determined IT/Storage Space square footage. Such allowances shall be used for space planning, including architectural and engineering fees, construction documents, permits and tenant improvements, new partitions, ceiling, lighting, cabinetry, paint, carpet, cabling, HVAC, furniture, and other construction costs and taxes. The cost for any Work in excess of such allowances shall be paid by Lessee. Lessor shall reimburse Lessee for costs associated with the Work within forty-five (45) days following receipt of Lessee’s invoice and backup documentation supporting such expenditures. If Lessor fails to pay such costs within such 45 day period, in addition to the provisions of Section 21 herein, Lessee, at its option, may credit the unpaid amount against the rent next coming due under the rent. Any unused amounts of such allowance shall be credited to Lessee’s initial rent.

Lessee warrants that it shall keep the Building free from any and all mechanic’s or other liens associated with the Work except to the extent such lien results from Lessor’s failure to make payments under this Section 35.

54. WARRANTY OF TITLE. Lessor represents and warrants to Lessee that as of the date hereof, Lessor is authorized to execute this lease, owns and holds fee title in and to the building, the Premises and the land on which the same are located and there exist no restrictions applicable to the property that are inconsistent with this lease, or materially and adversely affect Lessee’s rights and remedies hereunder (or under applicable law). Lessor agrees to hold Lessee harmless and indemnify Lessee for any loss, costs or expenses incurred by Lessee as a result of the failure of such representation and warranty to be true.

55. RESTRICTIONS ON LESSOR ENTRY. Except as mutually and reasonably agreed to, and notwithstanding anything contained herein to the contrary, Lessor, its agents, employees or contractors’ entry onto the Premises, or any repair or work performed thereon, or any change made to any portion of the building of which the Premises is a part shall not materially or unreasonably affect or interrupt with Lessee’s use, business or operations on the Premises or obstruct ingress and egress of the Premises. In the event of any material interference, rent shall be abated in proportion to such interference. Lessor shall be liable for any damage or injury to persons or property caused by any act of Lessor, its agents, employees, invitee, guests or contractors resulting from its and/or their entry onto or the repair or any other work performed. Lessor shall give Lessee no less than twenty-four (24) hours’ notice before any entry hereunder, unless an emergency requires shorter notice or for regularly scheduled janitorial service. Lessor shall comply with Lessee’s reasonable security requirements when in the Premises.

IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

SELIG HOLDINGS COMPANY LLC, a Delaware limited liability company		CELL THERAPEUTICS, INC. a Washington corporation

	/s/ Martin Selig		/s/ Louis A. Bianco
By:	Martin Selig	By:	Louis A. Bianco
Its:	Managing Member	Its:	Executive Vice President

	“Lessor”		“Lessee”

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this             day of             , 20__, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member respectively, of SELIG HOLDINGS COMPANY L.L.C. the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the entity.

Notary Public in and for the State of Washington
Residing at:
My commission expires:

STATE OF	)
) ss.
COUNTY OF	)

On this              day of             , 20            , before me, a Notary Public in and for the State of             , personally appeared             , the individual(s) who executed the within and foregoing instrument, and acknowledged said instrument to be his/her/their free and voluntary act and deed for the uses and purposes therein mentioned.

Notary Public in and for the State of
Residing at:
My commission expires:

EXHIBIT A

Floor Plan and Work Letter

Attached hereto and marked as Exhibit A

EXHIBIT B

EXAMPLE

The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Rental Rate. It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost. The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes. Comparison Years are similarly adjusted for purposes of fairness and equality. To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example. It is important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.

Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage. This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.

Other expenses do not require adjustment nor are they dependent upon occupied footage change. These categories are the same whether the Building is empty or full. They are, insurance, security, elevator, landscaping and telephone.

Real Estate Taxes are dependent upon independent assessment. Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).

Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary. The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).

HYPOTHETICAL FACTS

Building Occupancy:	80%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,44
Grossed Comparison Year Costs to 95%: (see below)	$463,080
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10,000 ÷ 125,000 = 8%

EXAMPLE

Description	Actual Expenses	Grossed Expenses	Methodology

Percent Occupied	80.00%	95.00%

Real Estate Taxes	$54,854	$54,854	Actual Cost

Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy

Description	Actual Expenses	Grossed Expenses	Methodology

Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$98,407	Adjusts with occupancy
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,813	Adjusts with occupancy
Repairs & Maintenance	$24,333	$28,895	Adjusts with occupancy
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$7,372	Adjusts with occupancy
Janitorial	$56,648	$67,270	Adjusts with occupancy

TOTALS:	$405,440	$463,080

EXHIBIT C

SIGNAGE PLAN

Material, Illumination, Specs to be determined upon vendor bid

EXHIBIT D

EXAMPLE – CONTROLLABLE EXPENSE CALCULATIONS

	Base Year	Year 2	Year 3	Year 4	Year 5	Year 6
Cap (3% increase per year		103.00	106.09	109.27	112.55	115.93
Actual Expense	100.00	102.00	107.00	108.50	110.00	116.50
Passed-Through Amount	0.00	2.00	6.09	9.27	10.14	15.93
Addition to “Reserve”	0.00	0.00	0.91	0.00	0.00	0.57
Use of Reserve	0.00	0.00	0.00	0.77	0.14	0.00
Current Reserve Balance	0.00	0.00	0.91	0.14	0.00	0.57